Exhibit 2.1

Waiver
  November 21, 2018

Reference is hereby made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 24, 2018, by and among Sonic Corp. (the “Company”), Inspire Brands, Inc. (“Parent”) and SSK Merger Sub, Inc. (“Merger Sub”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

This waiver (this “Waiver”) confirms the agreement between Parent (on behalf of itself and Merger Sub) and the Company that (i) the reference to the second (2nd) Business Day in Section 2.02(a) of the Merger Agreement shall now be a reference to the first (1st) Business Day and (ii) the reference to December 21, 2018 in Section 2.02(b) of the Merger Agreement shall now be a reference to December 7, 2018. All other provisions of the Merger Agreement remain in effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent and the Company have caused this Waiver to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

INSPIRE BRANDS INC.

By:	/s/ Nils H. Okeson
Name:	Nils H. Okeson
Title:	Chief Administrative Officer, General Counsel & Secretary

[Signature Page to Waiver]

COMPANY:

SONIC CORP.

By:	/s/ Paige S. Bass
Name:	Paige S. Bass
Title:	Senior Vice President, General Counsel and Assistant Corporate Secretary

[Signature Page to Waiver]